EXHIBIT 99.1
For Immediate Release

SPANISH BROADCASTING SYSTEM, INC.
TO ACQUIRE HOUSTON TELEVISION STATION

Coconut Grove, FL, May 6, 2011. Spanish Broadcasting System, Inc. (“SBS” or the “Company”; NASDAQ: SBSA) announced today that on May 2, 2011, it entered into an agreement to acquire KTBU-TV (Digital 42;Virtual Channel 55) and other television assets serving the Houston market from U.S. Farm & Ranch Supply Company, Inc. and certain of its subsidiaries for $16.0 million. The acquisition is expected to close in the third quarter of 2011, pending FCC approval.

KTBU-TV is a full-power television facility reaching approximately 1.8 million households in Houston, the nation’s fourth-largest Hispanic television market, through its over-the-air, cable and satellite distribution platforms.

Raúl Alarcón, President and CEO of SBS commented, “Houston is a leading U.S. Hispanic market and this transaction is an ideal expansion of our Mega TV footprint, given the rapidly growing national Hispanic population.

The Company intends to fund the acquisition from cash-on-hand and free cash flow generated from operations.

Since SBS launched Mega TV five years ago, the network has expanded its distribution to 5.6 million households via affiliates in 11 cities across the U.S. and Puerto Rico, as well as cable and satellite distribution throughout the U.S. and Puerto Rico. SBS leverages its diversified media resources to provide infrastructural support to Mega TV and develops original content for the network at production facilities located in Miami, Florida and San Juan, Puerto Rico, with additional bureaus in New York and Los Angeles.

“MegaTV has always been at the forefront in providing original Hispanic programming to an audience that expects high quality and engaging content. We are proud to expand our commitment to our viewers by bringing Mega TV to Houston on KTBU Channel 55,” commented Albert Rodriguez, Chief Revenue Officer of SBS.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Urban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events throughout the country and operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901